Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 19th day of March, 2007, by and between ATS Corporation, a Delaware corporation (the “Corporation”), and Dr. Edward H. Bersoff, a resident of the Commonwealth of Virginia (the “Executive”).

WHEREAS, the Executive commenced service as the Corporation’s Chairman, President and Chief Executive Officer on January 16, 2007, the date of the closing of the Corporation’s acquisition of Advanced Technology Systems, Inc. (“ATS”);

WHEREAS, due to the Corporation’s stock repurchase program and other factors, the Corporation’s financial position and other circumstances following the acquisition of ATS are different from those contemplated in the spring of 2006 when the Executive and the Corporation initially agreed to proposed terms of employment effective upon the acquisition of ATS;

WHEREAS, due to these different circumstances the Executive and the Corporation desire to modify the terms of employment generally agreed to in the spring of 2006; and

WHEREAS, the Executive and the Corporation wish to formalize the modified terms of the employment relationship;

NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, and intending to be legally bound hereby, the Corporation and the Executive agree as follows:

1.             Employment; Duties.

(a)           Employment and Employment Period.  The Corporation shall employ the Executive to serve as the Corporation’s Chairman and Chief Executive Officer (initially also with the title of President) (the “Chairman/CEO”) for a period to be agreed upon by the Executive and the Compensation Committee of the Board of Directors (the “Compensation Committee”), such period currently expected to extend until on or about April 1, 2008 (the “CEO Period”, which until otherwise agreed shall, for purposes of this Agreement, be treated as extending through April 30, 2008), and thereafter (and after employment of a new Chief Executive Officer) as the Corporation’s Chairman of the Board (the “Chairman”) for the period ending December 31, 2011 (the “Chairman Only Period”, which until otherwise agreed shall, for purposes of this Agreement, be treated as commencing on May 1, 2008).  The period ending December 31, 2011 is hereinafter sometimes referred to as the “Employment Period”.  The Employment Period may be extended by mutual agreement of the parties.

(b)           Offices, Duties and Responsibilities.  The Executive shall perform such customary, appropriate and reasonable executive duties as are usually performed by a Chairman/CEO or Chairman, as the case may be.  The Executive’s offices shall be located at the Corporation’s headquarters building in McLean, Virginia.

(c)           Devotion to Interests of the Corporation.  Except as expressly authorized by the Board and so long as the Executive serves as Chairman/CEO, the Executive will not, without the prior written consent of the Corporation, directly or indirectly engage in any other business activities or pursuits, except activities in connection with (i) any professional, charitable or civic activities (other than as an officer), (ii) personal investments, (iii) serving as an executor, trustee or in another similar fiduciary capacity for a non-commercial entity, and (iv) continued service on a number of corporate boards consistent with the Executive’s current board service; provided, however, that any such activities do not materially interfere with the performance of his responsibilities and obligations pursuant to this Agreement.  These restrictions shall not apply to the Executive during the Chairman Only Period. The Executive shall use his best efforts to promote the interests and welfare of the Corporation.

2.             Compensation and Fringe Benefits.

(a)           Base Compensation.  So long as the Executive serves as Chairman/CEO, and effective as of March 1, 2007, the Corporation shall pay the Executive a base salary at the rate of $300,000 per year, as adjusted from time to time with the approval of the Compensation Committee (“CEO Base Compensation”). The Executive’s base salary during the Chairman Only Period shall be at a reduced level as agreed upon between the Executive and the Compensation Committee (“Chairman Base Compensation”). The CEO Base Compensation and Chairman Base Compensation shall be payable in installments in accordance with the Corporation’s regular practice for compensating executive personnel.

(b)           Incentive Compensation.  The Executive shall be entitled to performance-based incentive compensation (“Incentive Compensation”) during the CEO Period in an amount up to 65% of the CEO Base Compensation.  The Incentive Compensation payable for each applicable period shall be contingent on and based on corporate and individual performance criteria agreed to between the Executive and the Compensation Committee on or before April 15, 2007 and as thereafter modified from time to time. At or before the commencement of the Chairman Only Period, the Executive and the Compensation Committee will agree on the extent, if any, to which the Executive shall be entitled to Incentive Compensation during the Chairman Only Period.  The target amount payable as Incentive Compensation, as agreed upon between the Executive and the Compensation Committee from time to time, is hereinafter referred to as the “Incentive Compensation Target.”

(c)           Fringe Benefits.  The Executive shall also be entitled to such fringe benefits as are generally made available by the Corporation to executive personnel, including, but not limited to, health insurance.  The Executive also will be reimbursed for reasonable expenses incurred in connection with travel and entertainment related to the Corporation’s business and affairs, to be paid by the Corporation in a manner consistent with past practice and as amended by any subsequent changes of corporate policy.

(d)           Restricted Stock.  In connection with the execution of this Agreement, the Executive shall also be awarded one hundred fifty thousand (150,000) shares of restricted stock under the terms of the Company’s 2006 Omnibus Incentive Compensation Plan, thirty thousand (30,000) of such shares to vest on each December 31 during the Employment Period commencing with December 31, 2007 so long as the Executive continues to serve as

Chairman/CEO or Chairman, as the case may be, and with acceleration following a change in control as defined in the applicable award agreement.

3.             Trade Secrets.  The Executive shall not use or disclose any of the Corporation’s trade secrets or other confidential information.  The term “trade secrets or other confidential information” includes, by way of example, matters of a technical nature, such as scientific, trade and engineering secrets, “know-how,” formulae, secret processes or machines, inventions, computer programs (including documentation of such programs) and research projects, and matters of a business nature, such as proprietary information about costs, profits, markets, sales, lists of customers, plans for future development, and other information of a similar nature that is designated as confidential or generally maintained as confidential or proprietary by the Corporation.  After termination of the Executive’s employment, the Executive shall not use or disclose trade secrets or other confidential information unless such information becomes a part of the public domain other than through a breach of the Corporation’s policies or is disclosed to the Executive by a third party who is entitled to receive and disclose such information.

4.             Return of Documents and Property.  Upon the effective date of notice of the Executive’s or the Corporation’s election to terminate the Executive’s employment, or at any time upon the request of the Corporation, the Executive (or his heirs or personal representatives) shall deliver to the Corporation (a) all documents and materials containing trade secrets or other confidential information relating to the Corporation’s business and affairs, and (b) all documents, materials and other property belonging to the Corporation, which in either case are in the possession or under the control of the Executive (or his heirs or personal representatives).

5.             Discoveries and Works.  All discoveries and works made or conceived by the Executive during his employment by the Corporation, jointly or with others, that relate to the Corporation’s activities shall be owned by the Corporation.  The term “discoveries and works” includes, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings and works of authorship.  The Executive shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by, the Corporation to evidence or better assure title to such discoveries and works in the Corporation, (b) assist the Corporation in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all such discoveries and works, and (c) promptly execute, whether during his employment by the Corporation or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Corporation and to protect its title thereto.  Any discoveries and works which, within six months after the termination of the Executive’s employment by the Corporation, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by the Executive and which pertain to the business carried on or products or services being sold or developed by the Corporation at the time of such termination shall, as between the Executive and the Corporation, be presumed to have been made during the Executive’s employment by the Corporation.  Set forth on Schedule 5 attached hereto is a list of inventions, patented or unpatented, if any, including a brief description thereof, which are owned by the Executive, which the Executive conceived or made prior to his employment by the Corporation and which are excluded from this Agreement.

6.             Termination.

(a)           Upon thirty (30) days’ prior written notice the Corporation may terminate the Executive’s employment, with or without “Cause,” as defined in Section 6(f) below.  Upon thirty (30) days’ prior written notice the Executive may terminate his employment, with or without “Good Reason,” as defined in Section 6(e) below.  Upon any termination of the Executive’s employment for any reason, the Corporation shall:

(i)                                     pay to the Executive any unpaid Base Compensation through the date of termination;

(ii)                                  pay to the Executive any unpaid Incentive Compensation earned with respect to completed fiscal periods but not paid through the date of termination under the terms of applicable incentive compensation arrangements; and

(iii)                               provide to or for the benefit of the Executive the benefits, if any, otherwise expressly provided under this Section 6, Section 7 or Section 8, as applicable.

Any payments under this Section 6, Section 7 or Section 8 that are to be made in connection with the termination of Executive’s employment will be paid in cash (with deduction of such amount as may be required to be withheld under applicable law and regulations) within ten (10) business days of Executive’s termination of employment; provided, however, that in the event the Executive’s employment is terminated pursuant to Section 6(b) below, then, at the Corporation’s election, the “No Cause/Good Reason Termination Fee” (as therein defined) may be payable in equal monthly installments over the Applicable Severance Period (as defined in Section 6(b)) with the first payment due within five business days after the date of the Executive’s termination of employment (collectively, the “Termination Fee Installment Payments”).  All other compensation and employment benefit arrangements provided for in this Agreement shall cease upon such termination of employment except to the extent required by law or otherwise expressly provided by such arrangements.

(b)           In the event the Corporation terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, then, in addition to the benefits provided for under Sections 6(a)(i) and 6(a)(ii) and subject to the provisions of Section 8, the Corporation shall pay to the Executive (i) a severance benefit equal to the Executive’s then applicable Base Compensation for a period of twelve (12) months following the termination of employment if the termination takes place during the CEO Period or eighteen (18) months if the termination takes place during the Chairman Only Period (such twelve- or eighteen-month period, as the case may be, the “Applicable Severance Period”), (ii) the cost of maintaining the level of health insurance then maintained by the Executive (including family) under Federal COBRA laws for a period of eighteen (18) months following the effective date of the termination, plus (iii) an amount equal to fifty percent (50%) of the Incentive Compensation Target(s), if any, applicable during the first calendar year ending during the Applicable Severance Period (collectively, the “No Cause/Good Reason Termination Fee”).  In addition, all unvested restricted stock, stock options and any other equity-based compensation arrangements shall vest, and all stock options and other equity-based compensation arrangements that must be exercised shall be exercisable in accordance with the applicable award agreement. On or before March 31 of the calendar year following the calendar year in which the Executive’s employment with the Corporation is terminated, the Corporation shall calculate the amount of Incentive Compensation the Executive would have received had the Executive remained employed by the Corporation for the entire applicable calendar year.  To the extent that the amount of the Incentive Compensation the Executive would have received had the Executive remained employed by the Corporation for the entire applicable calendar year is in excess of 50% of the Incentive Compensation Target for that year (the “Overage Amount”), the Corporation shall then promptly pay to the Executive the Overage Amount.  No Overage Amount shall be payable in respect of years following the year in which the Executive’s employment with the Corporation is terminated.

(c)           In the event the Corporation terminates the Executive’s employment for Cause, then, in addition to the benefits provided for under Sections 6(a)(i) and 6(a)(ii), all unvested stock options and any other equity-based compensation arrangements shall be terminated and all vested stock options shall be exercisable in accordance with the applicable award agreement.

(d)           In the event the Executive terminates his employment without Good Reason, then, in addition to the benefits provided for under Sections 6(a)(i) and 6(a)(ii), all unvested stock options and any other equity-based compensation arrangements shall be terminated and all vested stock options shall be exercisable in accordance with the applicable award agreement.

(e)           For purposes of this Agreement, the Executive shall be considered to have “Good Reason” to terminate his employment if, without his express written consent (except as contemplated by this Agreement or in connection with the termination of his employment voluntarily by the Executive, by the Corporation for Cause, or under the circumstances described in Section 8 hereof), (i) the responsibilities of the Executive are substantially reduced or altered, (ii) the Executive’s Base Compensation is reduced, or (iii) the Executive’s offices are relocated anywhere other than within a fifty (50) mile radius of his office in McLean, Virginia; provided, however, that if the Executive terminates this Agreement for one or more of the reasons stated in clauses (i) or (ii), the Corporation shall have a period of ten (10) business days after actual receipt written notice of the Executive’s assertion of Good Reason to cure the basis for such assertion, and, in the event of cure (or the commencement of steps reasonably designed to result in prompt cure), the assertion of Good Reason shall be null and void.

(f)            For purposes of this Agreement, the Corporation shall have “Cause” to terminate the Executive’s employment hereunder upon (i) the continued, willful and deliberate failure of the Executive to perform his duties in a manner substantially consistent with the manner prescribed by the Board (other than any such failure resulting from his incapacity due to physical or mental illness), (ii) the engaging by the Executive in misconduct materially and demonstrably injurious to the Corporation, (iii) the conviction of the Executive of commission of a felony, whether or not such felony was committed in connection with the Corporation’s business, (iv) the circumstances described in Section 8 hereof, in which case the provisions of Section 8 shall govern the rights and obligations of the parties, or (v) during the Chairman Only

Period (but prior to a Change of Control as defined in Section 7(c) below) the Executive is nominated for election to the Board of Directors and the Corporation solicits proxies for his election but the Executive is not elected by the stockholders; provided, however, that if the Corporation terminates this Agreement for one or more of the reasons stated in clauses (i) or (ii), the Executive shall have a period of ten (10) business days after actual receipt written notice of the Corporation’s assertion of Cause to cure the basis for such assertion, and, in the event of cure (or the commencement of steps reasonably designed to result in prompt cure), the assertion of Cause shall be null and void.

(g)           Notwithstanding any other provision hereof, the Executive shall not be entitled to receive any payment under Section 6 or 7 of this Agreement that is treated as “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations thereunder prior to the time such payment is permitted to be made under Section 409A(a)(2)(B) of the Code.

7.             Change in Control.

(a)           All unvested restricted stock, stock options and any other equity-based compensation arrangements theretofore granted to Executive shall vest in full on the date of a “Change in Control” (as defined in Section 7(c) below).

(b)           In the event that the Corporation terminates the Executive’s employment with the Corporation without Cause within twelve months after a “Change in Control” (as defined in Section 7(c) below), or if the Executive terminates his employment with the Corporation for Good Reason (in accordance with Sections 6(e) and (f) above) within twelve months after a Change in Control, then, in addition to the benefits provided for under Sections 6(a)(i) and 6(a)(ii), the Corporation shall pay to the Executive  a severance benefit equal to (i) the Executive’s then applicable annual CEO Base Compensation or Chairman Base Compensation, as the case may be, for the Applicable Severance Period, (ii) the cost of maintaining the level of health insurance then maintained by the Executive (including family) under Federal COBRA laws for  a period of eighteen (18) months following the effective date of the termination, plus (iii) an amount equal to one hundred percent (100%) of the Incentive Compensation Target(s), if any, applicable during the first calendar year ending during the Applicable Severance Period.  At the Corporation’s election, the severance benefit may be payable in Termination Fee Installment Payments; that is, in equal monthly installments over the Applicable Severance Period (as defined in Section 6(b)) with the first payment due within five business days after the date of the Executive’s termination of employment. In addition, all stock options and other equity-based compensation arrangements that must be exercised shall be exercisable in accordance with the terms of the applicable award agreement.

(c)           For purposes of this Agreement, “Change in Control” shall mean an occurrence of any of the following events:

(i)                                     an acquisition (other than directly from the Corporation) of any voting securities of the Corporation (the “Voting Securities”) by any “person or group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange

Act”)) other than an employee benefit plan of the Corporation, immediately after which such person or group has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding Voting Securities; or

(ii)                                  the consummation of (A) a merger, consolidation or reorganization involving the Corporation, unless the company resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) shall adopt or assume this Agreement and the stockholders of the Corporation immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the Surviving Corporation in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, (B) a complete liquidation or dissolution of the Corporation, or (C) a sale or transfer of all or substantially all of the assets of the Corporation.

(d)           In the event that, as a result of payments to or for the benefit of the Executive under this Agreement or otherwise in connection with a Change in Control, any state, local or federal taxing authority imposes any taxes on the Executive that would not be imposed but for the occurrence of a Change in Control, including any excise tax under Section 4999 of the Internal Revenue Code and any successor or comparable provision, then, in addition to the benefits provided for under Sections 6(a)(i) and 6(a)(ii) and under Sections 7(a) and 7(b), the Corporation (including any successor to the Corporation) shall pay to the Executive at the time any such tax becomes payable an amount equal to the amount of any such tax imposed on the Executive (the amount of any such payment, the “Parachute Tax Reimbursement”).

8.             Disability; Death.

(a)           If, prior to the expiration or termination of the Employment Period, the Executive shall be unable to perform his duties by reason of disability or impairment of health for at least six consecutive calendar months, the Corporation shall have the right to terminate the Executive’s employment on account of disability by giving written notice to the Executive to that effect, but only if at the time such notice is given such disability or impairment is still continuing.  In the event of a dispute as to whether the Executive is disabled within the meaning of this Section 8(a), either party may from time to time request a medical examination of the Executive by a doctor selected by the Corporation, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether the Executive has become disabled and the date when such disability arose.  The cost of any such medical examination shall be borne by the Corporation.  If the Corporation terminates the Executive’s employment on account of disability, then, in addition to the benefits provided for under Sections 6(a)(i) and 6(a)(ii), all unvested stock options and any other equity-based compensation arrangements shall be terminated, and all vested stock options shall be exercisable in accordance with the terms of the applicable award agreement.

(b)           If, prior to the expiration or termination of the Employment Period, the Executive shall die, then, in addition to the benefits provided for under Sections 6(a)(i) and 6(a)(ii), the Employment Period shall terminate without further notice.  In such an event, all unvested stock options and any other equity-based compensation arrangements shall be terminated, and all vested stock options shall be exercisable in accordance with the terms of the applicable award agreement.

(c)           Nothing contained in this Section 8 shall impair or otherwise affect any rights and interests of the Executive under any insurance arrangements, death benefit plan or other compensation plan or arrangement of the Corporation which may be adopted by the Board.

9.             Non-Competition/Non-Solicitation.

(a)           Non-Competition.  The Executive agrees that for a period commencing on the Effective Date and ending at the end of the Applicable Severance Period (the “Non-Competition Period”), the Executive will not, except as otherwise provided herein, engage or participate, directly or indirectly, as principal, agent, officer, employee, employer or consultant or in any other comparable capacity, in the conduct or management of, any business which is competitive with any business conducted by the Corporation.  For the purpose of this Agreement, a business shall be considered to be competitive with the business of the Corporation only if such business is engaged in providing services similar to (i) any service currently provided by the Corporation or provided by the Corporation during the Employment Period; (ii) any service which in the ordinary course of business during the Non-Competition Period evolves from or results from enhancements to the services provided by the Corporation as of the Effective Date or during the Non-Competition; or (iii) any future service of the Corporation as to which the Executive materially and substantially participated in the design or enhancement.  Nothing in this Section 9(a) shall be interpreted to prohibit the Executive from continuing to serve as a non-employee member of the board of directors of services companies that may compete with the Corporation or, during the Chairman Only Period, as the non-executive chairman of the board of such companies.

(b)           Non-Solicitation of Employees.  During the Non-Competition Period, the Executive will not (for the Executive’s own benefit or for the benefit of any person or entity other than the Corporation) solicit, or assist any person or entity other than the Corporation to solicit, any officer, director, executive or employee of the Corporation or its affiliates to leave his or her employment.

(c)           Reasonableness.  The Executive acknowledges that (i) the markets served by the Corporation are national and are not dependent on the geographic location of executive personnel or the businesses by which they are employed, (ii) the length of the Non-Competition Period is related to the length of the Employment Period and the Corporation’s agreement to provide severance benefits as set forth in Sections 6 or 7, above, that, under certain circumstances, will provide additional compensation to the Executive upon the termination of the Executive’s employment; and (iii) the above covenants are reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of the Corporation.

(d)           Investments.  Nothing in this Agreement shall be deemed to prohibit the Executive from owning equity or debt investments in any corporation, partnership or other entity which is competitive with the Corporation, provided that such investments (i) are passive investments and constitute five percent (5%) or less of the outstanding equity securities of such an entity the equity securities of which are traded on a national securities exchange or other public market, or (ii) are approved by the Compensation Committee.

10.           Waiver.  The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.  Failure by the Executive or the Corporation to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Corporation may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or of any other provision or rights under this Agreement.

11.           Enforcement.  The Executive agrees that the Corporation’s remedies at law for any breach or threat of breach by him of Sections 3, 4, 5 or 9 hereof will be inadequate, and that the Corporation shall be entitled to an injunction or injunctions to prevent breaches of Sections 3, 4, 5 or 9 hereof and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which the Corporation may be entitled at law or equity.  If the Corporation sues to enforce Sections 3, 4, 5 or 9 hereof and fails to prevail in such proceeding, the court shall award to the Executive his reasonable fees for his attorneys, the reasonable expenses of his witnesses, and any other reasonable expenses incurred in connection with the proceeding to the extent that the court determines that the Executive has prevailed in such proceeding.

12.           Arbitration.  Any dispute or claim other than those referred to in Section 11, arising out of or relating to this Agreement or otherwise relating to the employment relationship between the Executive and the Corporation, shall be submitted to arbitration, in Fairfax County, Virginia, before a single arbitrator, in accordance with the rules of the American Arbitration Association as the exclusive remedy for such claim or dispute.  The Executive and the Corporation agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration.  Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive damages.  In any proceeding, whether commenced by the Executive or by the Corporation, the arbitrator shall award to the Executive his reasonable fees for his attorneys, the reasonable expenses of his witnesses, and any other reasonable expenses incurred in connection with the arbitration to the extent that the arbitrator determines that the Executive has prevailed in such proceeding.

13.           Full Settlement.  The Corporation’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

14.           Severability.  Should any provision of this Agreement be determined to be unenforceable or prohibited by any applicable law, such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition without invalidating the balance of such provision or any other provision of this Agreement, and any such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.           Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

16.           Assignment.  The Executive’s rights and obligations under this Agreement shall not be assignable by the Executive.  The Corporation’s rights and obligations under this Agreement shall not be assignable by the Corporation except as incident to the transfer, by merger or otherwise, of all or substantially all of the business of the Corporation in a transaction in which the successor entity remains obligated under, or by operation of law or otherwise assumes, the Corporation’s obligations under this Agreement.  In the event of any such assignment by the Corporation, all rights of the Corporation hereunder shall inure to the benefit of the assignee.

17.           Notices.  Any notice required or permitted under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered or sent by registered or certified U.S. mail, UPS or recognized overnight courier, properly addressed in a sealed envelope, with delivery charges prepaid.  Unless otherwise changed by notice, notice shall be properly addressed to Executive if addressed to:

Dr. Edward H. Bersoff

8322 Woodlea Mill Road

McLean, VA  22102

and properly addressed to the Corporation if addressed to:

ATS Corporation

7915 Jones Branch Drive

McLean, Virginia 22102

Attention:  Chairman of Compensation Committee

18.           Miscellaneous.  Except for the separate agreement related to the award of restricted stock contemplated by Section 2(a), this Agreement constitutes the entire agreement, and terminates and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein, except that nothing contained in this Agreement shall invalidate or supersede the terms of any previously or subsequently granted stock options or other equity-based compensation arrangements (including without limitation the provisions thereof relating to post termination exercisability) to the extent that such stock options or arrangements provide more favorable terms to the Executive.  The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Virginia

The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

EXECUTIVE:

/s/ Dr. Edward H. Bersoff
Dr. Edward H. Bersoff

CORPORATION:

ATS Corporation
a Delaware Corporation

By:	/s/ Joseph A. Saponaro
Joseph A. Saponaro
Chairman, Compensation Committee

SCHEDULE 5

Inventions Owned by the Executive

None